                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               XETA TECHNOLOGIES, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               XETA TECHNOLOGIES, INC.
-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)  Title of each class of securities to which transaction applies:
        -----------------------------------------------------------------------
        2)  Aggregate number of securities to which transaction applies:
        -----------------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        -----------------------------------------------------------------------
        4)  Proposed maximum aggregate value of transaction:
        -----------------------------------------------------------------------
        5)  Total fee paid:
        -----------------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:
         --------------------------------------------------
         (2)  Form, Schedule or Registration Statement No.:
         --------------------------------------------------
         (3)  Filing Party:
         --------------------------------------------------
         (4)  Date Filed:
         --------------------------------------------------

                            [XETA TECHNOLOGIES LOGO]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


Notice is hereby given that the Annual Meeting of Shareholders of XETA Technologies, Inc. will be held at the Tulsa Marriott Southern Hills located at 1902 East 71st Street, Tulsa, Oklahoma, on April 2, 2003 at 6:30 p.m., local time, for the following purposes:

                  1. To elect six (6) members to the Company's Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified;

                  2. To ratify the selection of Grant Thornton LLP as independent certified public accountants for the Company for the 2003 fiscal year; and

                  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on February 7, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Only shareholders of record at such time will be so entitled to vote. The Company's Proxy Statement is attached. The Proxy Statement and form of proxy will first be sent to shareholders on or about February 28, 2003.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. THE GIVING OF THIS PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

                                 By Order of the Board of Directors


                                          /s/ Robert B. Wagner

                                          Robert B. Wagner
                                            Secretary



February 12, 2003

                       [              XETA              ]
                       [          TECHNOLOGIES          ]
                       [              LOGO              ]
                                1814 West Tacoma
                          Broken Arrow, Oklahoma 74012




                                 PROXY STATEMENT


                             SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to shareholders of XETA Technologies, Inc. (the "Company") by its Board of Directors to solicit proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 2, 2003, at the Tulsa Marriott Southern Hills located at 1902 East 71st Street, Tulsa, Oklahoma, at 6:30 p.m., local time, or at such other time and place to which the Annual Meeting may be adjourned.

     The purpose of the Annual Meeting is (i) to elect six (6) members to the Company's Board of Directors (the "Board") to serve for the ensuing year and until their successors are elected; (ii) to ratify the selection of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending October 31, 2003; and (iii) at the discretion of the proxy holders, to transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

     You are urged to promptly complete and return the accompanying proxy card in the envelope provided, whether or not you intend to be present at the Annual Meeting. If you are present at the Annual Meeting and wish to vote your shares in person, the accompanying Proxy will, at your request, be returned to you at the Annual Meeting. Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by executing a subsequently dated proxy, submitting a notice of revocation to the Company, or attending the Annual Meeting and voting in person.

     Proxies properly executed and returned will be voted in accordance with the specifications marked on the Proxy card. Proxies containing no specifications will be voted in favor of the proposals described in this Proxy Statement.

     It is expected that this Proxy Statement and the accompanying Proxy card will first be mailed to shareholders on or about February 28, 2003. The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms, banks and other nominees, custodians and fiduciaries for their reasonable expenses incurred in sending proxy materials to beneficial owners of shares and obtaining their instructions. The Company has retained Computershare Investor Services ("Computershare") to assist in the distribution of the Proxies and Proxy Statements for an estimated fee of $1,800. Votes will be tabulated by Computershare.

                                VOTING SECURITIES

     Only shareholders of record at the close of business on February 7, 2003 (the record date) are entitled to vote at the Annual Meeting and any adjournment thereof. As of January 31, 2003, there were 9,702,952 shares of Common Stock of the Company outstanding (excluding 1,018,788 shares held in treasury). Shareholders are entitled to one vote per share of Common Stock registered in their name on the record date. A majority of the shares entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but are not counted as votes cast in the tabulation of votes on any matter brought before the Meeting. The affirmative vote of a majority of the shares of the Company's Common Stock represented at the Annual Meeting is required for the election of directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company as of December 31, 2002 regarding beneficial ownership of the Company's Common Stock, par value $.001 per share, by (a) each person known by the Company to own more than five percent (5%) of the Company's Common Stock, (b) each director and nominee for election as a director of the Company, (c) each executive officer named in the Summary Compensation Table, and (d) all directors and executive officers of the Company as a group.

                                                                         AMOUNT AND NATURE
  NAME AND ADDRESS                                                          OF BENEFICIAL            PERCENT OF
OF BENEFICIAL OWNER(1)                                                       OWNERSHIP(2)              CLASS
----------------------                                                   -----------------          -----------

Jack R. Ingram                                                              1,350,500(3)               13.78%

Ronald L. Siegenthaler                                                      1,200,000(4)               12.12%
  P.O. Box 571300, Tulsa, OK 74157

FMR Corp                                                                      539,869(5)                5.56%
  82 Devonshire St
  Boston, MA 02109

Jon A. Wiese                                                                  580,000(6)                5.97%
  11509 S. Granite Ave., Tulsa, OK 74137

Robert B. Wagner                                                              119,937(7)                1.23%

Donald E. Reigel                                                              113,237(8)                1.16%
  5350 Manhattan Circle, Suite 210,
  Boulder, CO 80303

Ron B. Barber                                                                 105,472                   1.09%
  525 S. Main Street, Suite 800
  Tulsa, OK 74103

Larry N. Patterson                                                             96,545(9)                   *

Robert D. Hisrich                                                              61,150(10)                  *
  10900 Euclid Avenue, Cleveland, OH 44106

Donald T. Duke                                                                 37,500                      *
  1505 Vandivort, Edmond, OK 73034

James J. Burke                                                                 11,240(11)                  *
  2737 Dos Lomas,  Fallbrook, CA 92028

All officers and directors as a group                                       3,095,581                  31.49%
  (9 persons)


----------

*Less than one percent of the shares outstanding.

 (1) Address is that of the Company's principal office at 1814 W. Tacoma, Broken Arrow, Oklahoma 74012 unless otherwise indicated.

 (2) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The number of shares beneficially owned includes the number of shares of Common Stock that such persons had the right to acquire within 60 days of December 31, 2002, pursuant to unexercised options under the Company's stock option plans, as follows: 135,000 shares for Mr. Ingram; 200,000 shares for Mr. Siegenthaler; 65,400 shares for Mr. Reigel; 56,000 shares for Mr. Wagner; 66,666 shares for Mr. Patterson; 3,000 shares for Mr. Burke; and 526,066 shares for all directors and executive officers as a group (9 persons).

(3)    Includes 10,000 shares held by Mr. Ingram's wife.

(4)    Includes 175,000 shares held by Mr. Siegenthaler's wife's trust.

(5) This information is based upon a Schedule 13G dated February 14, 2002 filed with the Securities and Exchange Commission by FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson. According to the Schedule 13G: FMR Corp. is a parent holding company of Fidelity Management & Research Company ("Fidelity"). Fidelity, as a result of acting as an investment adviser to various investment companies, including Fidelity Low Priced Stock Fund (the "Fund"), is the beneficial owner of these 539,869 shares. Members of the Edward C. Johnson 3d family, including Abigail Johnson, may be deemed to form a controlling group with respect to FMR Corp. by reason of their ownership of approximately 49% of the voting power of FMR Corp. and a shareholders' voting agreement among them and the other shareholders of the voting stock of FMR Corp. Edward C. Johnson 3d, FMR and the Fund each has sole investment power over the 539,869 shares of XETA stock shown above. Neither FMR Corp. nor Mr. Johnson has sole voting power over such shares, as that power resides with the Fund's Board of Trustees.

(6) Reflects options which are presently exercisable. Mr. Wiese is shown as a 5% beneficial owner solely by reason of these outstanding options, of which the Company has direct knowledge. Except for these outstanding options, the Company has no other information or knowledge regarding Mr. Wiese's security holdings, if any, in the Company.

(7) Includes 5,200 shares held by Mr. Wagner as custodian for his minor children, over which he has sole voting and investment power, and 1,337 shares held by the Company's 401(k) retirement plan, over which Mr.
        Wagner has shared investment power and no voting power.

(8) Includes 21,836 shares held by the Company's 401(k) retirement plan, over which Mr. Reigel has shared investment power and no voting power.

(9) Includes 9,240 shares held by the Company's 401(k) retirement plan, over which Mr. Patterson has shared investment power and no voting power.

(10) Includes 3,600 shares held by Dr. Hisrich as custodian for his minor child.

(11) Includes 8,092 shares held by the Company's 401(k) retirement plan, over which Mr. Burke has shared investment power and no voting power.

                              ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES

     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both as further amended, provide that the Board of Directors shall consist of such number of directors as is fixed from time to time by resolution of the Board of Directors. At the current time, the Board has fixed the number of directors at six. Members of the Board are elected for one-year terms.

     The nominees for election to the Board of Directors are set forth below. All of the nominees have been recommended by the Board of Directors and all have indicated a willingness to serve if elected. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. All of the nominees are currently directors of the Company.

NAME                                    POSITIONS WITH COMPANY                          DIRECTOR SINCE
-----------------------                 --------------------------------------          ---------------
Ron B. Barber                           Director                                           March 1987

Donald T. Duke                          Director                                           March 1991

Dr. Robert D. Hisrich                   Director                                           March 1987

Jack R. Ingram                          Chairman of the Board,                             March 1989
                                        Chief Executive Officer, and President

Ronald L. Siegenthaler                  Director                                         September 1981

Robert B. Wagner                        Chief Financial Officer,                           March 1996
                                        Vice President of Finance,
                                        Secretary, Treasurer and Director


     MR. BARBER, age 48, has been a director of the Company since March 1987. He has been engaged in the private practice of law since October 1980 and is a shareholder in the law firm of Barber & Bartz, a Professional Corporation, in Tulsa, Oklahoma, which serves as counsel to the Company. Mr. Barber is also a Certified Public Accountant licensed in Oklahoma. He received his Bachelor of Science Degree in Business Administration (Accounting) from the University of Arkansas and his Juris Doctorate Degree from the University of Tulsa.

     MR. DUKE, age 53, has been a director of the Company since March 1991. From 1980 until August, 2002, he was in senior management in the oil and gas industry, including time as President and Chief Operating Officer of Hadson Petroleum (USA), Inc., a domestic oil and gas subsidiary of Hadson Corporation, where he was responsible for all phases of exploration and production, land, accounting, operations, product marketing and budgeting and planning. Mr. Duke has a Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma.

     DR. HISRICH, age 58, has been a director of the Company since March 1987. He occupies the A. Malachi Mixon III Chair in Entrepreneurial Studies and is Professor of Marketing and Policy Studies at the Weatherhead School of Management at Case Western Reserve University in Cleveland, Ohio. Prior to assuming such positions, he occupied the Boviard Chair of Entrepreneurial Studies and Private Enterprise and was Professor of Marketing at the College of Business Administration for the University of Tulsa. He is also a marketing and management consultant. He is a member of the Board of Directors of Jameson Inn, Inc. and Noteworthy Medical Systems, Inc., a member of the Editorial Boards of the Journal of Venturing and the Journal of Small Business Management, and a member of the Board of Directors of Enterprise Development, Inc. Dr. Hisrich received his Bachelor of Arts Degree in English and Science from DePauw University and his Master of Business Administration Degree (Marketing) and Ph.D. in Business Administration (Marketing, Finance, and Quantitative Methods) from the University of Cincinnati.

     MR. INGRAM, age 59, has been the Company's Chief Executive Officer since July 1990. He also served as the Company's President from July 1990 until August 1999 and re-assumed that position in June 2001. He has been a director of the Company since March 1989. Mr. Ingram's business experience prior to joining the Company was concentrated in the oil and gas industry. Mr. Ingram holds a Bachelor of Science Degree in Petroleum Engineering from the University of Tulsa.

     MR. SIEGENTHALER, age 59, has been a director of the Company since its incorporation. He also served as the Company's Executive Vice President from July 1990 until March 1999. Since 1974, through SEDCO Investments, a partnership in which Mr. Siegenthaler is a partner, and as an individual, Mr. Siegenthaler has been involved as partner, shareholder, officer, director, or sole proprietor of a number of business entities with significant involvement in fabrication and marketing of steel, steel products and other raw material, real estate, oil and gas, and telecommunications. Mr. Siegenthaler received his Bachelor's Degree in Liberal Arts from Oklahoma State University.

     MR. WAGNER, age 41, has been the Company's Vice President of Finance and Chief Financial Officer since March 1989. He has been with the Company since July 1988 and became a member of the Board of Directors in March 1996. Mr. Wagner is a Certified Public Accountant licensed in Oklahoma and received his Bachelor of Science Degree in Accounting from Oklahoma State University.

     None of the foregoing nominees has any family relationship to any other nominee. There are no arrangements or understandings between any of the named individuals and any other person or persons pursuant to which any of the named individuals are to be elected as directors.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held four meetings during the fiscal year ended October 31, 2002. All other action taken by the Board of Directors was consented to in writing by a Memorandum of Action in lieu of a meeting, to which all incumbent directors subscribed. Directors meet their responsibilities not only by attending Board and committee meetings but also through communication with members of management on matters affecting the Company. The Board of Directors has an Audit Committee and Compensation Committee. There is no nominating committee or committee performing the functions of a nominating committee.

     Audit Committee. The Company's Audit Committee operates under a written charter adopted by the Board of Directors. A copy of this charter was filed with the Securities and Exchange Commission on February 13, 2001 as Appendix A to the Company's proxy statement. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In this regard, the Committee serves to insure that independent communication and information flows between and among the Audit Committee, the Company's internal auditor and the Company's outside auditor, and fosters candid discussion among management and the inside and outside auditors of issues involving judgment and affecting the quality of the audit process and public financial reporting. The Audit Committee met five times independently of meetings of the Board of Directors during the 2002 fiscal year or in connection with the audit of the 2002 fiscal year.

     The Audit Committee currently consists of directors Donald T. Duke, Robert
D. Hisrich, Ronald L Siegenthaler and Ron B. Barber. Mr. Duke, Dr. Hisrich and Mr. Siegenthaler all qualify as independent directors under Nasdaq's existing listing standards, and Mr. Barber serves on the Committee under an existing exemption to such listing standards. In appointing Mr. Barber pursuant to this exemption, the Board determined that Mr. Barber's professional training as a lawyer and a certified public accountant, along with his service to the Company in various positions, including outside general counsel and former Chief Financial Officer and Senior Vice President of the Company in the mid to late 1980's, make him uniquely qualified to understand and provide guidance and advice to the Committee with respect to financial and accounting issues presented from time to time and the accounting and financial reporting functions of the Company.

     As a result of the Sarbanes-Oxley Act of 2002, which was signed into law on July 30, 2002, Nasdaq is required to make changes to its listing standards on audit committees, including the definition of "independence" for purposes of serving on an audit committee. As new rules are adopted and implemented by Nasdaq and by the Securities and Exchange Commission under Sarbanes-Oxley, the Company anticipates making changes to its Audit Committee and its Audit Committee charter as necessary to comply with the new rules and standards.


                            REPORT OF AUDIT COMMITTEE

January 29, 2003

To the Board of Directors of XETA Technologies, Inc.:

The Audit Committee oversees XETA's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. We have reviewed and discussed with management and with the independent auditors the Company's audited financial statements as of and for the year ended October 31, 2002.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended October 31, 2002.

                                               The Audit Committee,

                                               Donald T. Duke, Chairman
                                               Ronald L. Siegenthaler
                                               Robert D. Hisrich
                                               Ron B. Barber

     Compensation Committee. The Compensation Committee consists of directors Ron B. Barber, Donald T. Duke, Robert D. Hisrich and Ronald L. Siegenthaler. This Committee works with Company management and provides advice and assistance to the Board regarding establishment of the Company's compensation philosophy, objectives and strategy; administration of executive and management compensation programs; significant changes in employee benefit plans; executive employment and severance agreements; and appointments to the Committee. The Committee is also responsible for recommending for full Board approval the compensation of the Chairman and Chief Executive Officer, President and directors of the Company, and for providing an annual report on executive compensation to the Board. The Compensation Committee met once independently of meetings of the Board of Directors during the 2002 fiscal year. All other action taken by the Compensation Committee was consented to in writing by a Memorandum of Action in lieu of a meeting, to which all committee members subscribed.

DIRECTOR COMPENSATION

     Effective May 20, 2001, the Company reduced directors fees by 20% as part of its cost containment and reduction program. The Company compensates its directors who are not officers of the Company $9,600 per year for Board membership. In addition, Board members serving on a Committee receive $8,000 per year and Board members serving as Chairman of a Committee receive an additional $16,000 per year. On November 1, 2001, the Company granted three of its outside Board members options to purchase 8,000 shares each of the Company's common stock, and the remaining outside Board member options to purchase 12,000 shares of the Company's common stock, at an exercise price of $3.63 per share, the then current market value of the Company's common stock. These options are not exercisable until November 1, 2004 and expire on November 1, 2011. No other compensation was paid to directors for their services as such during the Company's 2002 fiscal year.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES LISTED ABOVE AS DIRECTORS OF THE COMPANY.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      The Company dismissed Arthur Andersen LLP ("Andersen") as the Company's independent auditors on August 9, 2002 upon the recommendation of its Audit Committee and with the approval of the full Board of Directors. Also on August 9, 2002, the Company engaged Grant Thornton LLP ("GT") as its new independent auditors upon the recommendation of its Audit Committee and with the approval of the full Board of Directors.

     The reports of Andersen on the Company's consolidated financial statements for each of the Company's fiscal years ended October 31, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended October 31, 2000 and 2001 and through the interim period from November 1, 2001 through August 9, 2002, (i) there were no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure that, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter in connection with its report on the Company's consolidated financial statements for such years and (ii) there were no reportable events as defined in Item 304 (a)(1)(v) of Regulation S-K.

     Andersen no longer provides the letter required by Item 304(a)(3) confirming whether it agrees or disagrees with the statements made in the foregoing disclosure. At the time the Company filed its report on Form 8-K reporting the change in its certifying accountant from Andersen to GT, the Company was advised that Andersen was no longer issuing such letters so the Company relied on the provisions of Item 304T(b)(2) to excuse the Company's inability to comply with the requirements of Item 304(a)(3).

     During the years ended October 31, 2000 and 2001 and through the date of this current report, the Company did not consult with GT with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304 (a)(2)(i) and (ii) of Regulation S-K.

     The Audit Committee and the Company's Board of Directors has selected Grant Thornton LLP as the independent public accountants to audit the Company's financial statements for the fiscal year ending October 31, 2003. Representatives of GT are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. While ratification of the Company's selection of accountants by the Company's shareholders is not required, in the event of a negative vote on such ratification, the Company's Board of Directors will reconsider its selection. GT audited the Company's financial statements for the year ended October 31, 2002.

FEES AND INDEPENDENCE

     Audit Fees. GT billed the Company an aggregate of $63,000 for professional services rendered for the audit of the Company's financial statements for fiscal year ended October 31, 2002 and its review of the Company's financial statements included in the Company's Form 10-Q during the third quarter of fiscal 2002. Prior to the dismissal of Andersen, the Company paid Andersen $6,000 for professional services rendered in conjunction with the review of the Company's financial statements included in the first and second quarter Forms 10-Q for fiscal 2002.

     Financial Information Systems Design and Implementation Fees. During the fiscal year ended October 31, 2002, neither GT nor Andersen provided any services in connection with financial information systems design and implementation.

     All Other Fees. During the fiscal year ended October 31, 2002, Andersen billed the Company an aggregate of $31,050 for tax consulting and compliance services. GT did not provide any tax consulting or compliance services to the Company during fiscal 2002.

     The Audit Committee of the Board of Directors has determined that the provision of services by GT described in the preceding two paragraphs are compatible with maintaining GT's independence as the Company's principal accountant.

                               EXECUTIVE OFFICERS

     The executive officers and significant employees of the Company, their ages, positions held with the Company and length of time in such positions are set forth below. There are no family relationships between or among any of the named individuals. There are no arrangements or understandings between any of the named individuals and any other person or persons pursuant to which any of the named individuals are to be elected as officers.

NAME AND AGE                            POSITIONS WITH COMPANY                          OFFICER SINCE
-----------------------                 --------------------------------------          --------------

Jack R. Ingram                          Chairman of the Board, Chief                    July 1990
Age 59                                    Executive Officer and President

Robert B. Wagner                        Chief Financial Officer,                        March 1989
Age 41                                    Vice President of Finance,
                                          Secretary, Treasurer and Director

Larry N. Patterson                      Senior Vice President - Sales & Service         March 2000
Age 46

Donald E. Reigel                        Regional Vice President, Sales - Central        June 1995
Age 48

James J. Burke                          Regional Vice President, Sales - Western        September 2000
Age 58

     Brief descriptions of the business experience of Messrs. Ingram and Wagner are set forth under the section of this Proxy Statement entitled "Election of Directors."

     MR. PATTERSON joined the Company in March 2000 and serves as Senior Vice President, Sales and Service. Prior to his employment with the Company, Mr. Patterson worked for Exxon Corporation and held various executive positions in Europe, Asia and Latin America with Exxon Company, International. He is a member of the American Management Association and is active in Organizational Development, Leadership Development and Investment Management activities. Mr. Patterson received his Bachelor of Science Degree in Engineering from Oklahoma State University.

     MR. REIGEL joined the Company in June 1993 as PBX Product Sales Manager. He was promoted to Vice President of Marketing and Sales in June 1995; became Vice President of Hospitality Sales in December 1999; and is currently Regional Vice President, Sales - Central. Prior to his employment with the Company, Mr. Reigel served as a national accounts sales manager for WilTel Communications Systems. Mr. Reigel received his Bachelor of Science Degree in Business from the University of Colorado.

     MR. BURKE joined the Company in November 1999 in conjunction with the acquisition of USTI and is currently Regional Vice President, Sales - Western. Prior to his employment with the Company, he had been employed by USTI since August 1990 and served as the Western Region Sales Director and National Sales Director. Mr. Burke received his Bachelor of Science Degree in Business from Niagara University.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee is the focal point for senior management and the Board of Directors to address corporate compensation issues. The Committee's primary responsibility is to make recommendations to the Board regarding remuneration of executive officers and to evaluate the design and competitiveness of the Company's compensation plans. The Committee consists of four outside directors, one of whom is the Company's outside counsel.

         Compensation Philosophy. The heart of the Company's compensation philosophy is the enhancement of shareholder value. Consequently, the interests of shareholders and the need to be competitive in recruiting and retaining quality managers and to motivate management to improve shareholder value drive the design of executive compensation programs. A primary component of the Company's compensation philosophy is to structure compensation programs so that a high percentage of remuneration is "at risk". Near term cash compensation reflects corporate performance and larger long-term incentives are tied directly to share value.

         Executive Compensation Program. Compensation for executive officers is comprised of base salary, competitive employee benefits, an annual incentive compensation opportunity, and long term incentive compensation in the form of stock options. Under the Company's incentive compensation program, the higher an executive's level of responsibility, the greater the portion of his compensation that will be dependent on performance.

         The Compensation Committee reviews executive compensation levels with respect to corporate and individual performance, as well as competitive pay practices. The Company's Human Resources Department assists the Committee in this analysis and, from time to time, the Committee retains the services of a third party compensation-consulting firm. In addition, the Committee considers general industry conditions, as well as the Company's recent recruiting experiences. From its review, the Committee believes the Company's executive compensation program to be generally competitive with similarly placed companies.

         The Committee reviews annually the base salaries of XETA's executive officers and recommends any adjustments it may deem appropriate, for approval by the full Board of Directors. In its review, the Committee takes into account individual factors such as; experience, performance, both during the preceding 12 months and future potential, retention considerations and others issues particular to the executive and XETA. Additionally, the Committee considers the growth and performance of the Company as it assesses the market basis for executive salaries. Fiscal year 2002 was the second consecutive year of extremely weak market fundamentals for the entire industry, and while XETA, contrary to most of the industry, remained profitable, only minimal traction was developed in driving the growth of revenues and cash flow. As a result, the Company maintained its posture of aggressive cost containment, including the general wage and salary freeze instituted in fiscal year 2001 and the compensation reduction for the CEO and outside directors, as well. The Company's financial performance in the fourth quarter was sufficient, however, to allow the salaries and wages of all employees except senior officers to be increased by a modest 2% effective December 2, 2002.

         Due to poor business visibility, the Company, as reported last year, suspended indefinitely its defined incentive compensation program for all non-sales employees. However, the Company still believes it is essential to appropriately recognize the leadership and sacrifice of many of its key employees during this difficult time. To achieve that recognition, the Board again authorized a small discretionary bonus pool ($180,000). From the pool a total of $52,500 was awarded to four executives with the remaining $127,500 being distributed to numerous other key employees. In keeping with the Company's compensation philosophy, the Committee will continue to support this practice at current levels of profitability.

         The Company's sales executives are provided an annual incentive compensation opportunity under the compensation plan for all sales professionals, which went into effect December 1, 1999. The purpose of this incentive compensation plan is to provide an incentive to the Company's sales force to help XETA achieve its targeted strategic and margin sales objectives. Award levels under the plan are set so as to be competitive with the market and are paid on a prorated basis. The awards paid to the Company's sales executives during fiscal year 2002 are tabulated in the Summary Compensation Table. The Committee believes the plan's provisions are consistent with XETA's executive compensation philosophy and that the plan has been effective for its stated purpose.

         As a long-term incentive, the Company grants options to purchase shares of Common Stock to directors, executive officers, and other key employees. These stock options have been awarded in two ways under plans approved by the Board of Directors. The first is under the shareholder-approved stock option plans, and the second is through special grants of non-qualified options. Most of the grants are subject to a vesting period and carry a ten-year exercise term. During fiscal year 2002, the Company granted non-qualified and qualified incentive options for a total of 277,900 shares, of which 116,000 were awarded to executives with the balance awarded to other employees.

         The Committee believes that stock options are an effective compensation tool for the purpose of enhancing shareholder value. Currently, the Company's employees hold valid and unexercised option grants for a total of 1,659,640 shares of common stock and are vested in options for 1,153,074 shares. Of these totals, the Company's executives presently possess option grants for 455,000 shares and are vested in options for 277,734 shares.

         Strike prices for grants are determined by the closing market price of the Company's stock on the date of the grant. The strike prices of the option grants currently outstanding range from a high of $18.13 per share to a low of $.25 per share (the low dating back to grants made in the early 1990's). Of the 1,659,640 shares of common stock subject to outstanding options, 904,600 shares (constituting more than 50% of outstanding options and more than 78% of vested options) are at a strike price in excess of $5.00 per share.

         2002 CEO Compensation. The compensation package for the Company's CEO, Mr. Jack Ingram, is consistent in all material aspects with the program for the Company's other executive officers. His current annual base salary is $165,000, down from $220,000 as part of the fiscal year 2001 reductions discussed earlier. Additionally, he was granted a cash bonus of $17,000 for his performance during fiscal year 2002 from the small Board-authorized discretionary bonus pool outlined above.

         As part of his original compensation package with the Company at the time of his employment in 1990, Mr. Ingram was granted options to purchase an aggregate of 200,000 shares of Common Stock pursuant to a special non-qualified grant approved by the Board of Directors. These options, which have a 10-year exercise period, were subsequently adjusted proportionately in number and exercise price in accordance with 2-for-1 stock split in 1999 and a 2-for-1 stock split in 2000. At this time these options are fully vested, and Mr. Ingram has exercised all but options to purchase 100,000 post-split shares. On November 1, 2001 he was granted an additional option to purchase 35,000 shares of the Company's stock at a price of $3.63 per share. He is not yet vested in this grant. Mr. Ingram has purchased the balance of his stock holdings in the Company on the open market.

         In evaluating the compensation package of the Company's CEO, the Committee considers such factors as XETA's strategic and financial performance, his compensation in relation to that of CEO's at other comparable companies, his personal contribution to the XETA's success, and the Company's overall executive compensation philosophy. For fiscal year 2002, the Committee believes the compensation package of the CEO was consistent with the Company's objectives.

         Conclusion. The Compensation Committee believes the Company's executive compensation program has been consistent with the philosophy outlined in this report and has been effective overall in achieving its objectives during fiscal 2002. The Committee hereby submits this report to XETA's Board of Directors for approval.



                                               The Compensation Committee,

                                               Donald T. Duke, Chairman
                                               Ron B. Barber
                                               Robert D. Hisrich
                                               Ronald L. Siegenthaler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are those named above. There are no "interlocks" (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Compensation Committee of the Board of Directors. No member of this Committee was at any time during the 2002 fiscal year an officer or employee of the Company.

     No member of the Committee is a former officer or employee of the Company, except as follows: Mr. Barber served as Senior Vice President of the Company from August 17, 1987 to March 1991, and is a shareholder in the law firm of Barber & Bartz, a Professional Corporation, which serves as outside general counsel to the Company; and Mr. Siegenthaler served as Executive Vice President of the Company from July 1990 to March 1999.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the next four most highly compensated executive officers of the Company.



                                                        SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                             -------------------------------------------  ----------------------
  (a)                                (b)        (c)            (d)             (e)                 (g)                (i)

NAME AND                                                                                       COMMON STOCK           ALL
PRINCIPAL                                                                                       UNDERLYING           OTHER
POSITION                             YEAR      SALARY         BONUS           OTHER            OPTIONS(#)(1)     COMPENSATION(2)
--------                             ----   ------------   ------------   --------------       -------------     ---------------

Jack R. Ingram                       2002   $    165,725   $     17,000   $    486,000(3)         35,000         $      8,000
     Chief Executive                 2001        194,025             --        926,838(3)             --                6,800
     Officer                         2000        192,696             --        648,750(3)             --                6,800

Larry N. Patterson                   2002        137,991         14,000          7,932(4)         25,000                6,394
     Senior Vice President           2001        130,615         12,500             --            50,000                5,727
     -Sales & Service                2000         84,135         10,000             --            40,000                3,765

Donald E. Reigel                     2002        100,357         37,367          1,131(4)          8,000                5,552
     Regional Vice                   2001         95,797         89,685        358,947(3)             --                6,800
     President, Sales-               2000         99,808         53,596      1,744,459(5)         12,000                6,800
     Central

James J. Burke                       2002        100,357         37,367             --             8,000                5,507
     Regional Vice                   2001         93,585         89,685         11,326(6)             --                6,800
     President, Sales-               2000         53,135             --        182,493(6)          8,600                6,800
     Western

Robert B. Wagner                     2002        110,393         14,000             --            25,000                4,974
     Chief Financial                 2001        104,492         12,500          3,592(4)             --                4,826
     Officer and Vice                2000        100,846         10,000        432,500(3)         12,000                4,434
     President of Finance

----------

(1)  Amounts shown reflect the 2-for-1 stock split effected in July 2000.

(2) Represents the Company's contributions to the employee's account under the Company's 401(k) plan.

(3) Represents the dollar value of the difference between the price paid for shares of the Company's common stock upon exercise of stock options and the market value of such stock on the date of exercise.

(4)  Represents unused vacation time for which the employee was paid in cash.

(5) $1,716,703 represents amount under footnote 3 above and $27,756 represents amount under footnote 6 below.

(6)  Represents sales commissions paid.

STOCK OPTIONS

     The following table sets forth certain information regarding stock options granted during the 2002 fiscal year to persons named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2002.

                           OPTION GRANTS IN LAST YEAR

                                                                                        POTENTIAL
                                                                                   REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL
                                                                                   RATES OF STOCK PRICE
                                                                                      APPRECIATION
                               INDIVIDUAL GRANTS                                    FOR OPTION TERM(2)
---------------------------------------------------------------------------------  --------------------
       (a)                    (b)            (c)             (d)           (e)        (f)       (g)



                          NUMBER OF      % OF TOTAL
                          SECURITIES       OPTIONS
                          UNDERLYING      GRANTED TO     EXERCISE OR
                           OPTIONS       EMPLOYEES IN        BASE      EXPIRATION
        NAME             GRANTED(#)(1)    FISCAL YEAR    PRICE($/SH)      DATE(1)    5%($)     10%($)
------------------       -------------   ------------    -----------   ----------   ------    -------

Jack R. Ingram              35,000          12.59%          3.63        11/1/11     79,901    202,485
Robert B. Wagner            25,000           8.99%          3.63        11/1/11     57,072    144,632
Larry N. Patterson          25,000           8.99%          3.63        11/1/11     57,072    144,632
Donald E. Reigel             8,000           2.88%          3.63        11/1/11     18,263     46,282
James J. Burke               8,000           2.88%          3.63        11/1/11     18,263     46,282


----------

(1) These options become exercisable on the third anniversary of the date of grant and may be exercised at any time from and after such date until the tenth anniversary of the date of grant.

(2) The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of the grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. Actual gains, if any, are dependent on the actual future performance of the Company's stock and no gain to the optionee is possible unless the stock price increases over the option term.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information regarding stock options exercised during the 2002 fiscal year by persons named in the Summary Compensation Table and the number and value of unexercised options held by such persons as of the fiscal year-end. The Company has not granted stock appreciation rights.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

   (a)                              (b)               (c)                    (d)                                  (e)
                                                                     NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                                                     OPTIONS AT FY-END (#)                  AT FY-END ($)(2)
                                                                  -----------------------------     -------------------------------
                               SHARES ACQUIRED   VALUE REALIZED
NAME                            ON EXERCISE(#)       ($)(1)       EXERCISABLE     UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
----                           ---------------   --------------   -----------     -------------     -----------       -------------

Jack R. Ingram                     265,000       $  511,000          100,000           35,000        $  82,000             --
Larry N. Patterson                      --               --           66,666           58,334               --             --
Donald E. Reigel                        --               --           65,400           20,000           44,963             --
James J. Burke                          --               --            3,000           13,600               --             --
Robert B. Wagner                        --               --           56,000           37,000           45,920             --

----------

         (1) Value is based upon the difference between the fair market value of the securities underlying the options on the date of exercise and the exercise price.

         (2) Based upon the difference between the fair market value of the securities underlying the options at fiscal year-end ($1.07 per share) and the exercise price.

EMPLOYMENT AGREEMENTS

     Following is a description of employment agreements which the Company has with certain officers named in the Summary Compensation Table.

     The Company entered into a letter agreement with Mr. Reigel upon his employment with the Company in June 1995, which set forth his compensation and certain other terms of his employment. Under the current terms of Mr. Reigel's compensation agreement, as amended, his base salary (commencing December 1, 1999) is $100,000 and his incentive bonus compensation is set pursuant to the incentive compensation plan adopted by the Company for its sales professionals (as described in the Compensation Committee Report). The letter agreement also imposes certain non-solicitation restrictions upon Mr. Reigel.

                              RELATED TRANSACTIONS

     Mr. Barber is a shareholder in the law firm of Barber & Bartz, a Professional Corporation, which serves as outside general counsel to the Company. During the fiscal year ended October 31, 2002, the Company paid legal fees to Barber & Bartz in the approximate amount of $176,000.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of (i) Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, (ii) Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and (iii) written representations made to the Company by its directors and officers, the Company knows of no director, officer, or beneficial owner of more than ten percent of the Company's Common Stock who has failed to file on a timely basis reports of beneficial ownership of the Company's Common Stock as required by Section 16(a) of the Securities Exchange Act of 1934, as amended, except as follows: Don Reigel, the Company's Regional Vice President of Sales--Central, was late in filing five reports on Form 4 reporting nine transactions. Mr. Jack Ingram, the Company's President and CEO, was late in filing two reports on Form 4 reporting two transactions.


                             STOCK PERFORMANCE GRAPH

     The graph depicted below shows the Company's stock price as an index assuming $100 invested on November 1, 1997, along with the composite prices of companies listed in the SIC Code (Telephone, Telegraph Apparatus) Index and the Nasdaq Market Index.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG XETA TECHNOLOGIES, INC.,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

                              [PERFORMANCE GRAPH]

                          1997        1998        1999        2000        2001         2002
                         ------      ------      ------      ------      ------       -----
 XETA TECHNOLOGIES       100.00       93.42      204.61      227.64       75.79       22.53
                         ------      ------      ------      ------      ------       -----
  SIC CODE INDEX         100.00       88.69      179.02      203.24       52.33       21.85
                         ------      ------      ------      ------      ------       -----
NASDAQ MARKET INDEX      100.00      113.07      186.63      219.50      110.07       88.57
                         ------      ------      ------      ------      ------       -----

                     ASSUMES $100 INVESTED ON NOV. 1, 1997
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING OCT. 31, 2002


     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

                              SHAREHOLDER PROPOSALS

     Under regulations of the Securities and Exchange Commission, shareholders are entitled to submit proposals on matters appropriate for shareholder action at subsequent Annual Meetings of the Company in accordance with those regulations. In order for shareholder proposals for the Company's next Annual Meeting to be eligible for consideration for inclusion in the proxy statement and proxy relating to such meeting, they must be received by the Company no later than October 1, 2003. Such proposals should be directed to XETA Technologies, Inc., 1814 West Tacoma, Broken Arrow, Oklahoma 74012, Attention:
CEO.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Annual Meeting. However, should any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.


                       By Order of the Board of Directors


                              /s/ Robert B. Wagner

                                  Robert B. Wagner
                                     Secretary


Broken Arrow, Oklahoma
February 12, 2003

                                   Appendix A

                             XETA TECHNOLOGIES, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  April 2, 2003
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack R. Ingram and Robert B. Wagner, or either of them, as proxies and attorneys for the undersigned (with full power to act alone and to designate substitutions), hereby revoking any prior Proxy, and hereby authorizes them to represent the undersigned and to vote as designated below, all the shares of Common Stock of XETA Technologies, Inc. held of record by the undersigned on February 7, 2003 at the Annual Meeting of Shareholders to be held April 2, 2003, or any adjournment or postponement thereof.

1. ELECTION OF DIRECTORS:[ ]FOR all nominees listed below  [ ]WITHHOLD AUTHORITY

        RON B. BARBER, DONALD T. DUKE, ROBERT D. HISRICH, JACK R. INGRAM,
                  RONALD L. SIEGENTHALER, AND ROBERT B. WAGNER

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

-------------------------------------------------------------------------------


2. PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE 2003 FISCAL YEAR.

            [ ] For                   [ ] Against              [ ]Abstain

                            (continued on other side)

3. IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE TWO FOREGOING PROPOSALS.



 ------------------------------------   ---------------------------------------
(Signature)                            (Print Name)



 ------------------------------------   ---------------------------------------
(Signature)                            (Print Name)


         NOTE: Signature(s) should follow exactly as your name appears on your stock certificate. In case of joint ownership, each owner should sign. Executors, administrators, guardians, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.

     Dated:  ___________________________, 2003.